UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/01/2007

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2006 BONUS DETERMINATIONS FOR EXECUTIVE OFFICERS

On March 1, 2007, the Compensation Committee (the "Committee") of the Board of Directors of CDI Corp. (the "Company") approved the following cash bonuses to executive officers of the Company with regard to 2006:

    Roger Ballou (President and Chief Executive Officer) - $325,000

    Mark Kerschner (Executive Vice President and Chief Financial Officer) - $145,671
    Cecilia Venglarik (Senior Vice President-Human Resources) - $79,952
    Joseph Seiders (Senior Vice President and General Counsel) - $59,363

All of the above bonuses were pursuant to the terms of the 2006 bonus program, except for a discretionary bonus of $40,000 awarded to Mark Kerschner by the Committee in recognition of Mr. Kerschner's financial diligence during the year which is expected to result in the Company having no material weakness in internal controls over financial reporting as of the end of 2006. The $40,000 discretionary bonus to Mr. Kerschner is included in the $145,671 amount set forth above.

2007 STOCK-BASED COMPENSATION AWARDS TO EXECUTIVE OFFICERS

On March 1, 2007, certain awards of stock-based compensation were made to executive officers of the Company, as indicated below. These awards were approved by the Committee on March 1, 2007.

Stock Appreciation Rights (settled in stock):

    Mark Kerschner - 10,000
    Cecilia Venglarik - 3,783
    Joseph Seiders - 3,783

Time-Vested Deferred Stock:

    Mark Kerschner - 2,500 shares
    Cecilia Venglarik - 946 shares
    Joseph Seiders - 946 shares

Performance-Contingent Deferred Stock:

    Mark Kerschner - 5,000 shares
    Cecilia Venglarik - 1,892 shares
    Joseph Seiders - 1,892 shares

In accordance with Roger Ballou's employment agreement, his stock-based compensation awards will not be made until after the Company receives the signed report and opinion of the Company's outside auditors regarding the 2006 financial statements.

The stock appreciation rights (SARs) awarded to the executives entitle each recipient to receive, upon exercise of the SAR, the increase in the market value of the specified number of shares of CDI stock from the date of grant of the SAR to the date of exercise, payable in shares of CDI common stock (after deductions are made to satisfy withholding and payroll tax obligations). The exercise price for each SAR is $26.82, the market price of CDI stock at the close of business on March 1, 2007, which was the date the SARs were approved by the Compensation Committee as well as the date of grant. These SARs will vest 20% per year on the first five anniversaries of the date of grant. The SARs have a seven-year term, though they generally terminate earlier if the executive's employment with the Company ends.

The Time-Vested Deferred Stock awarded to the executives entitles each recipient to receive the specified number of shares of CDI common stock upon vesting. These shares will vest 20% per year on the first five anniversaries of the date of grant. Deferred Stock will generally terminate prior to vesting if the executive's employment with the Company ends.

The Performance-Contingent Deferred Stock awarded to the executives entitles each recipient to receive all or a portion of the specified number of shares of CDI stock based on CDI's achievement of established levels of EVA (Economic Value Added) growth in 2007 (provided that there must be positive EVA for the year in order to receive any shares). EVA is equal to the Company's net operating profit after taxes in excess of the cost of capital of the net assets employed in the Company's business.

2007 EXECUTIVE CASH BONUS PROGRAM

On March 1, 2007, the Committee approved the 2007 incentive cash bonus program and the target bonuses for the Company's executive officers. The 2007 target bonuses, which would be payable if 100% of the goals are met, are:

    Roger Ballou - $480,469 (75% of his base salary for 2007)

    Mark Kerschner - $167,500 (50% of his base salary)
    Cecilia Venglarik - $114,750 (45% of her base salary)
    Joseph Seiders - $85,200 (30% of his base salary)

Under the 2007 cash bonus program for these executives, the bonuses will be based: (a) 70% on CDI's achievement of certain levels of return on net assets during 2007, and (b) 30% on individual objectives established for each executive. For part (a) of the bonus arrangement, a payout scale was created, providing for a threshold level of performance (below which no bonus would be earned), a target level of performance (at which the target bonus amount would be earned), and a cap (the maximum level of performance, above which no additional bonus could be earned). The maximum payout with respect to part (a) of the bonus is 200% of the target (except that the maximum payout for Roger Ballou is 120% of the target, in accordance with his employment agreement), and the maximum payout with respect to part (b) of the bonus is 100% of the target.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: March 07, 2007	By:	/s/ Cecilia J. Venglarik
Cecilia J. Venglarik
Senior Vice President - Human Resources